Exhibit 2.37

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT is made as of September 16, 2010,

BETWEEN

LORUS THERAPEUTICS INC. (“Lorus”)

- and -

HERBERT ABRAMSON (the “Standby Purchaser”)

WHEREAS Lorus proposes to effect an offering of Rights to the holders of record of its Shares pursuant to a short form prospectus, such Rights being exercisable for one Unit;

AND WHEREAS the Standby Purchaser and a related party of the Standby Purchaser are the holder(s) of 1,427,552 Shares (the “Current Shares”) and the Standby Purchaser proposes to purchase up to $4 million of the Units offered under the Rights Offering by exercising his Basic Subscription Privilege and by purchasing Units that are not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE 1
INTERPRETATION

1.1	Definitions. In this Agreement, unless something in the subject matter is inconsistent therewith:

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Units (if such are available), as such entitlement is further detailed in the Prospectus.

“Affiliate” has the meaning ascribed thereto under the Canada Business Corporations Act, as amended, and in the case of the Standby Purchaser or Substituted Standby Purchaser includes all investment funds and other Persons that the Standby Purchaser or Substituted Standby Purchaser, as the case may be, or an Affiliate manages or exercises control over or in respect of which it has discretionary trading authority over such investment fund’s or Person’s investments.

“Agreement” means this standby purchase agreement, as such agreement may be amended, supplemented or superseded from time to time.

“Available Shares” has the meaning set forth in Section 2.2

“Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe for Units pursuant to the Rights Offering, at a price equal to the Subscription Price, as such entitlement is further detailed in the Prospectus.

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Toronto.

“Closing Date” means two Business Days following the Expiry Date, or such other date as may be agreed by Lorus and the Standby Purchaser, which in no event will be later than November 15, 2010.

“Current Shares” has the meaning set forth in the recitals to this Agreement.

“Closing Time” has the meaning set forth in Section 6.1.

“Exercise Price” means 120% of the Subscription Price.

“Expiry Date” means the date on which the Rights will expire and become null and void as set out in the Final Prospectus, such date expected to be on or about the twenty-first day following the date on which the Final Prospectus is mailed to holders of Shares as of the Record Date and which is expected to be on or about November 5, 2010.

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date.

“Final Prospectus” means the final short form prospectus to be filed by Lorus with the Securities Commissions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus.

“Governmental Entity” means any: (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used.

“Market Price” has the meaning given in National Instrument 45-101 - Rights Offerings of the Canadian Securities Administrators.

“Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations, or results of operations or prospects of Lorus and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to Lorus and its subsidiaries, on a consolidated basis.

“Misrepresentation” means: (a) a “misrepresentation” as defined in Section 1(1) of the Securities Act; or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof.

“Preliminary Prospectus” means the preliminary short form prospectus expected to be filed on the date hereof with the Securities Commissions in each of the provinces and territories of Canada in connection with the Rights Offering, a draft copy of which has been provided to the Standby Purchaser.

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment.

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus.

“Qualifying Jurisdictions” means all of the provinces of Canada.

“Record Date” means the record date for the purpose of the Rights Offering that will be established by Lorus in the Final Prospectus, which is expected to be on or about October 7, 2010.

“Rights” means the transferable rights to subscribe for Units offered by Lorus pursuant to the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege at the Subscription Price.

“Rights Offering” means the offering by Lorus of Rights to the holders of Shares on the Record Date, to purchase Units at the Subscription Price, as described in the Prospectus and in accordance with Article 2.

“Securities” means the Rights and the Units issuable upon exercise of the Rights.

“Securities Act” means the Securities Act (Ontario), as amended.

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions.

“Securities Laws” means all applicable securities Laws of each of the Qualifying Jurisdictions and the applicable rules of the TSX.

“Shares” means common shares in the capital of Lorus;

“Standby Commitment” has the meaning set forth in Section 2.2.

“Standby Purchaser” has the meaning given on the cover page of this Agreement.

“Standby Units” has the meaning set forth in Section 2.2.

“Subscription Price” means the exercise price per Share applicable under the Rights Offering, which price per Share will be determined by Lorus in accordance with Section 2.3.

“Substituted Purchaser Conditions” means, in respect of an Affiliate of the Standby Purchaser that the Standby Purchaser proposes to be a Substituted Standby Purchaser (the “Proposed Person”) as contemplated in Section 2.2, a Person that satisfies the following conditions:

(a)
the Proposed Person makes each of the representations and warranties of the  Standby Purchaser set forth in Sections 2.7 and 5.1 and, to the extent applicable, in (b)(i) and (ii) below, subject in each case to Section 5.2, mutatis mutandis, pursuant to a letter of representations in form satisfactory to Lorus, acting reasonably, executed and delivered by the Proposed Person and the Standby Purchaser to Lorus; and

(b)	if the Proposed Person is resident in or otherwise subject to the laws of a jurisdiction other than any of the provinces or territories of Canada,

(i)	the purchase of the relevant Standby Units by the Proposed Person would comply with the laws of such jurisdiction;

(ii)
Lorus would not, as a result of such purchase, be obliged to register the relevant Standby Units or any other Shares or Warrants or file a prospectus or other disclosure document, or be obliged to make any filings or become subject to any reporting or disclosure obligations that it is not already obligated to make or by virtue of this transaction will be obligated to make, in each case pursuant to the laws of any jurisdiction; and

(iii)	the Proposed Person has delivered to Lorus an opinion of counsel qualified in such jurisdiction, satisfactory to Lorus, acting reasonably, to the effect referred to in (b)(i) and (ii).

“Substituted Standby Purchaser” means one or more Affiliates of the Standby Purchaser (a) as the Standby Purchaser designates in a notice to Lorus and (b) that satisf(y/ies) the Substituted Purchaser Conditions, in each case not less than two Business Days prior to the Closing Date.

“TSX” means the Toronto Stock Exchange.

“Underlying Shares” means the Shares issuable upon due exercise of the Warrants.

“Units” means the Shares and the Warrants issuable upon exercise of the Rights.

“Warrants” means the common share purchase warrants entitling a holder to purchase one Common Share for the Exercise Price for 18 months following the closing of the Rights Offering, provided that if at any time after 6 months following the closing of the Rights Offering the price of Common Shares on the TSX equals or exceeds 175% of the Exercise Price for 5 consecutive trading days, Lorus may, within 5 business days after such fifth consecutive trading day, call the Warrants for cancellation.

1.2
Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3
Plurality and Gender. Words importing the singular number only will include the plural and vice versa, words importing any gender will include all genders and the words importing Persons will include individuals, partnerships, trusts, corporations, governments and governmental authorities.

1.4	Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5
Governing Law. This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

1.6
Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7
Statutes. Any reference to a statute, act or law will include and will be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2
STANDBY COMMITMENT

2.1
Conduct of Rights Offering. Subject to and in accordance with the terms hereof, Lorus agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus, the Rights and the Units issuable upon the exercise of the Rights to Persons that are the holders of record of  Shares on the Record Date: (i) with an address in the Qualifying Jurisdictions; or (ii) with an address in any other jurisdiction that Lorus has satisfied itself is entitled to receive the Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging Lorus to register the Securities or file a prospectus or other disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that Lorus is not already obligated to make.

2.2	Standby Commitment.

(a)
Subject to and in accordance with the terms hereof, the Standby Purchaser will purchase, or will cause a Substituted Standby Purchaser to purchase, from Lorus, and Lorus hereby agrees to sell to the Standby Purchaser or any Substituted Standby Purchaser, as the case may be, at the Subscription Price and on the Closing Date that number of Units as have an aggregate Subscription Price not to exceed $4 million, less the amounts paid by the Standby Purchaser and any Substituted Standby Purchaser on exercising their respective Basic Subscription Privileges (the “Standby Units”).

(b)	The Standby Purchaser will exercise its Basic Subscription Right in accordance with Section 5.1(f).

(c)	The number of Units to be purchased by the Standby Purchaser or the Substituted Standby Purchaser (the “Available Shares”) pursuant to this Section 2.2 will be calculated as:

(i)	the number of Units authorized to be issued on the Record Date pursuant to the exercise of the Rights; minus

(ii)
the number of Units subscribed for and taken up under the Rights Offering by holders of Rights (including, for greater certainty and without limitation, pursuant to the Additional Subscription Privilege and any Units subscribed for and taken up under the Rights Offering by the Standby Purchaser and any Substituted Standby Purchaser);

provided that the gross proceeds from the Rights Offering will not exceed approximately $5.6 million and provided further that the aggregate Subscription Price to be paid by the Standby Purchaser and any Substituted Standby Purchaser will not exceed $4 million including all amounts paid by the Standby Purchaser and any Substituted Standby Purchaser on exercising their respective Basic Subscription  Privileges.

(d)	The commitments by and agreements of, the Standby Purchaser referred to in this Section 2.2 are referred to as the “Standby Commitment”.

2.3	Price Determination. The Subscription Price will be equal to a 10% discount to the Market Price calculated as at the date of the Final Prospectus.

2.4
No Fractional Shares. No fractional Shares or Warrants will be issued upon exercise of Rights. Where the exercise of Rights would appear to entitle the Standby Purchaser or the Substituted Standby Purchaser, as applicable, to fractional Shares or Warrants, such entitlement will be reduced to the next lowest whole number of Shares or Warrants, without payment for any Right that therefore cannot be exercised for a Share or Warrants.

2.5
Payment for Standby Units. Subject to and in accordance with the terms hereof, on the Closing Date, the Standby Purchaser will, subject to Section 2.9 hereof, pay or will cause its Substituted Standby Purchaser to pay, as the case may be, in immediately available funds by wire transfer to an account designated by Lorus, or by certified cheque payable to Lorus, the aggregate Subscription Price that is payable for the Standby Units to be purchased by it hereunder and Lorus will issue the Standby Units to the Standby Purchaser or Substituted Standby Purchaser, as the case may be.

2.6
Restrictions on Sale Outside the Qualifying Jurisdictions. Except as contemplated by this Agreement, the Standby Purchaser agrees, and agrees to cause its Substituted Standby Purchaser if any, not to sell or distribute, directly or indirectly, its Standby Units in such a manner as to: (i) require registration by Lorus of the Standby Units or the filing by Lorus of a prospectus or any similar document in any jurisdiction other than the Qualifying Jurisdictions; or (ii) result in Lorus becoming subject to reporting or disclosure obligations to which it is not subject as at the date of this Agreement, or by virtue of this transaction will be obligated to make, under the laws of any jurisdiction outside the provinces of Canada, in each case that is material to Lorus, and to sell the Standby Units in accordance with all applicable Securities Laws.

2.7
Representations and Warranties of the Standby Purchaser as to Investment Intent. The Standby Purchaser represents and warrants to and with Lorus, on its own behalf and also in respect of and on behalf of its Substituted Standby Purchaser, that it and each of its Substituted Standby Purchasers, as applicable, is acquiring the Standby Units as principal and for investment and not with a view to, and has not offered or sold any Standby Units in connection with, the sale or distribution thereof.

2.8	No Fee to Standby Purchaser. The Standby Purchaser will not be entitled to receive any fee from Lorus in connection with the Standby Commitment.

2.9
Rights of Set-Off. In satisfaction of all or any portion of the Subscription Price payable by the Standby Purchaser and any Substituted Standby Purchaser for the Standby Units, the Standby Purchaser shall have the right to set-off amounts owed by Lorus to the Standby Purchaser on the Closing Date.

ARTICLE 3

COVENANTS OF LORUS

3.1	Subject to and in accordance with the terms hereof, Lorus undertakes and agrees with and in favour of the Standby Purchaser that:

(a)
Preliminary Prospectus. It will prepare and, on or about the date hereof, it will file with the Securities Commissions, the Preliminary Prospectus (in the English and French languages, as appropriate), relating to the proposed distribution of the Securities.

(b)
Final Prospectus and Qualification. Lorus will file with the Securities Commissions, the Final Prospectus (in the English and French languages, as appropriate) relating to the proposed distribution of the Securities, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Qualifying Jurisdictions in which the Final Prospectus has been filed.

(c)
Supplementary Material. If required by Securities Laws, it will prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws. It will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change.

(d)
Consents and Approvals. It will use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in all Qualifying Jurisdictions as contemplated herein and in the Prospectus and the entering into and performance by it of this Agreement (including, for greater certainty and without limitation, the issuance of the Rights and the Shares issuable upon the exercise of such Rights, including the Standby Units).

(e)
Cease Trade Order or Other Investigation. From the date hereof through the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement, it will immediately notify the Standby Purchaser in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSX or other Governmental Entity that concerns any matter relating to the affairs of Lorus that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of Lorus. Any notice delivered to the Standby Purchaser as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question.

(f)
TSX Listing. It will take all action as may be required and appropriate so that the Rights, and the Shares issuable upon exercise of the Rights and the Underlying Shares issuable upon exercise of the Warrants, on or before the Closing Date have been conditionally approved for listing on the TSX, subject to receipt of customary final documentation.

(g)
Securities Laws. It will take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It will consult with the Standby Purchaser and its advisors upon their reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it will provide to the Standby Purchaser and its advisors copies of any documents that are to be submitted by it to any Securities Commission or other regulatory authority for such purpose prior to being so submitted and it will give the Standby Purchaser and its advisors an opportunity to comment on same.

(h)
Obtaining of Report. It will cause Computershare Investor Services Inc. to deliver to the Standby Purchaser, as soon as is practicable following the Expiry Time, details concerning the total number of Units duly subscribed and paid for by holders of Rights under the Rights Offering, including (without limitation) those Units subscribed and paid for pursuant to the Additional Subscription Privilege.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LORUS

4.1	Lorus represents and warrants to the Standby Purchaser that:

(a)
Lorus and each of its subsidiaries has been duly organized and is validly existing and has all requisite power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)
The authorized capital of Lorus consists of an unlimited number of Shares, of which there were, as of the Business Day immediately prior to the date hereof, 9,933,683 Shares issued and outstanding. Except as described in this subsection (b) and other than the Standby Purchaser and its designates as contemplated by this Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Lorus, of any Shares or other securities of Lorus other than stock options granted pursuant to Lorus’ stock option plan and any warrants issued by Lorus prior to the date of this Agreement.

(c)
When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Securities Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchaser that the number of Standby Units that it may be entitled to receive pursuant to this Agreement will depend on the number of Units issued to those Persons who have exercised Rights prior to the Expiry Time).

(d)
Lorus will reserve and set aside sufficient Shares and Underlying Shares in its treasury to issue the Standby Units and upon issuance thereof and receipt by Lorus of payment therefor, the Shares and the Underlying Shares will, at the time of issuance be duly and validly issued as fully paid and non-assessable.

(e)	This Agreement has been duly executed and delivered by Lorus and constitutes a legal, valid and binding obligation of Lorus, enforceable against it in accordance with its terms, subject only to:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights; and

(ii)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)	No order ceasing or suspending the trading of Lorus’ securities has been issued to or is outstanding against Lorus or any of its directors, officers or promoters.

(g)
No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party is required by or with respect to Lorus or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by Lorus contemplated hereby, other than the consents, approvals, or authorizations that may be required by the Securities Laws of any Qualifying Jurisdictions.

(h)
Lorus is not in violation in any material respect of any of the rules and policies of the TSX, including (without limitation) the applicable listing requirements of the TSX, and its Shares are currently listed thereon.

(i)
At the time of filing of the Final Prospectus and at the Closing Time on the Closing Date, the Final Prospectus did and will comply with Securities Laws and shall not contain any Misrepresentations, provided that the foregoing will not apply to any information contained in the Final Prospectus relating to the Standby Purchaser that the Standby Purchaser has provided for inclusion in such Final Prospectus.

4.2
Survival. All representations and warranties of Lorus contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Standby Units by the Standby Purchaser and will continue in full force and effect for a period of 18 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF STANDBY PURCHASER

5.1	Representations. The Standby Purchaser represents and warrants to Lorus that:

(a)	the Standby Purchaser is legally competent to execute this Agreement and to take all actions pursuant hereto.

(b)	The execution, delivery and performance by the Standby Purchaser of this Agreement:

(i)	has been duly authorized by all necessary action on its part;

(ii)
does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of any material agreement or instrument to which the Standby Purchaser is a party; and

(iii)	will not result in the violation of any applicable Law.

(c)
This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights; and

(ii)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)
No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals, or authorizations that may be required by any Securities Commissions.

(e)
The Standby Purchaser will provide to Lorus at least three Business Days prior to the filing of the Final Prospectus with the Securities Commissions evidence in the form of a letter addressed to the applicable Securities Commissions or such other documentation as may be reasonably required by them, that the Standby Purchaser has the financial ability to carry out the “standby commitment” (as defined under National Instrument 45-101 - Rights Offerings of the Canadian Securities Administrators (“NI 45-101”)) constituted by this Agreement, as required by Part 6 of  NI 45-101.

(f)	The Standby Purchaser will exercise its Basic Subscription Privilege in full.

(g)
Subject to the provisions of this Agreement, the Standby Purchaser has had access to such information concerning Lorus as the Standby Purchaser has considered necessary to enter into this Agreement and to undertake its obligations hereunder.

(h)
The Standby Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares that the Standby Purchaser is obligated to purchase pursuant to Section 2.2 (subject to the provisions hereof) and is able to bear the economic risks of such investment.

(i)
If required under applicable Laws or Securities Laws or under the rules and policies of the TSX, the Standby Purchaser will execute, deliver and file and otherwise assist Lorus in filing such required reports and such other required documents with respect to the issue of the Rights, Units and Standby Units, provided that Lorus acknowledges and agrees that it has not engaged the Standby Purchaser to act as underwriter (as defined under applicable Securities Laws) and the Standby Purchaser will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

5.2
Survival. All representations and warranties of the Standby Purchaser contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Securities by the Standby Purchaser and will continue in full force and effect for a period of 18 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of Lorus.

ARTICLE 6
CLOSING AND CONDITIONS

6.1
The closing of the purchase by the Standby Purchaser and sale by Lorus of the Standby Units to be purchased by the Standby Purchaser hereunder will be completed at the Toronto offices of McCarthy Tétrault LLP at 8:00 a.m. (Toronto time) (the “Closing Time”) on the Closing Date or at such other time and/or on such other date and/or at such other place as Lorus and the Standby Purchaser may agree upon in writing. On such date, and upon payment being made by the Standby Purchaser in accordance with Section 2.5 and Section 2.9, definitive certificates representing the number of Shares and Warrants that is equal to the number of Standby Units to be purchased by the Standby Purchaser hereunder will be delivered to the Standby Purchaser by Lorus, such certificate to be registered in the name of the Standby Purchaser or one or more designees of the Standby Purchaser, as applicable.

6.2	The obligation of the Standby Purchaser to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)
There will not be any claims, litigation, investigations or proceedings, including (without limitation) appeals and applications for review, in progress, or to the knowledge of Lorus, pending, commenced or threatened, by any Person that have a reasonable likelihood of success in the judgment of the Standby Purchaser or by any Governmental Entity, in respect of the Rights Offering that are material to Lorus on a consolidated basis;

(b)
Lorus will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering and the purchase of Standby Units by the Standby Purchaser as contemplated by this Agreement;

(c)
The TSX shall have approved the listing of the Rights and the Shares issuable upon exercise of the Rights and Underlying Shares issuable upon exercise of the Warrants, subject to the filing of customary documents with the TSX;

(d)	The Rights Offering will have been conducted in accordance with applicable Laws, including Securities Laws; and

(e)
The Standby Purchaser and any Substituted Standby Purchaser will have received at the Closing Time a certificate dated the Closing Date, addressed to the Standby Purchaser and any Substituted Purchaser and signed by the Chief Executive Officer and the Acting Chief Financial Officer of Lorus, certifying for and on behalf of Lorus that:

(i)	Lorus has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing Time;

(ii)	the representations and warranties of Lorus contained herein are true and correct as of the Closing Time;

(iii)
except as may have been disclosed in the Final Prospectus or a Prospectus Amendment filed with the relevant Securities Commissions, there has been no Material Adverse Change (actual, anticipated, proposed or prospective) in the business, affairs, operations, assets, financial condition, liabilities (contingent or otherwise) or capital of Lorus and its subsidiaries taken as a whole from the date hereof to and including the Closing Date; and

(iv)
no order, ruling or determination having the effect of ceasing or suspending trading in any securities of Lorus has been issued and no proceedings for such purpose are pending or, to the knowledge of such officers, contemplated or threatened.

6.3
Lorus agrees that the conditions contained in Section 6.2 will be complied with so far as the same relate to acts to be performed or to be caused to be performed by Lorus and that it will use its commercially reasonable efforts to cause such conditions to be complied with.

6.4	The obligation of Lorus to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)
The Standby Purchaser will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the purchase of the Standby Units as contemplated by this Agreement;

(b)
There will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to Lorus or any of its subsidiaries or in relation to any of the directors and officers of Lorus, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities (which prevention or restriction is continuing); and

(c)
There will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights or Shares issuable upon the exercise of the Rights or Shares issuable upon exercise of the Rights (which prevention or restriction is continuing).

6.5
The Standby Purchaser agrees that the conditions contained in Section 6.4 will be complied with so far as the same relate to acts to be performed or to be caused to be performed by the Standby Purchaser and that it will use its commercially reasonable efforts to cause such conditions to be complied with.

ARTICLE 7
TERMINATION

7.1	Termination by Lorus. Lorus will be entitled, at any time and in its sole discretion, to elect to terminate this Agreement by giving written notice of such election to the Standby Purchaser, if:

(a)	the conditions to closing in favour of Lorus referred to in Section 6.4 above have not been satisfied on or before November 15, 2010;

(b)	the Final Prospectus has not been filed in each of the Qualifying Jurisdictions on or before September 27, 2010; or

(c)	the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 6) has not occurred on or before November 15, 2010,

provided however that Lorus will be entitled to make such election to terminate only if Lorus has used reasonable commercial efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Standby Purchaser.

7.2
Termination by the Standby Purchaser.  The Standby Purchaser will be entitled by giving written notice to Lorus at any time prior to the Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if,

(a)
any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable Laws in relation to Lorus or any of its subsidiaries, any of which suspends or ceases trading in the Rights or other Securities or operates to prevent or restrict the lawful distribution of the Securities;

(b)
if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in any of the Rights or other Securities or operates to prevent or restrict the lawful distribution of any of the Rights or other Securities issuable upon exercise of the Rights;

(c)	the Shares or the Rights are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Rights Offering;

(d)	the conditions to closing in favour of the Standby Purchaser referred to in Section 6.2 above have not been satisfied on or before November 15, 2010;

(e)	the Final Prospectus has not been filed in each of the Qualifying Jurisdictions on or before September 27, 2010; or

(f)	the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 6) has not occurred on or before November 15, 2010.

Notwithstanding any other provision hereof, should Lorus or the Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 7, the obligations of both Lorus and the Standby Purchaser under this Agreement will terminate and there will be no further liability on the part of the Standby Purchaser to Lorus or on the part of Lorus to the Standby Purchaser hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 8 or Section 10.1, which shall survive any such termination).

ARTICLE 8
INDEMNIFICATION

8.1
Lorus covenants and agrees to protect, indemnify and hold harmless each of the Standby Purchaser and any Substituted Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and shareholders from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus; and

(b)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of Lorus contained herein.

8.2
The Standby Purchaser covenants and agrees to protect, indemnify and hold harmless Lorus for and on behalf of itself and for and on behalf of and in trust for each of Lorus’ directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchaser contained herein or any misrepresentation in the information in the Prospectus provided by the Standby Purchaser.

8.3
In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) will promptly notify the Person from whom indemnification is being sought (being either Lorus under Section 8.1 or the applicable Standby Purchaser under Section 8.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party will promptly retain counsel who will be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party will pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

8.4
In any such claim, action, suit or proceeding, the Indemnified Party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the Indemnified Party unless:

(a)	the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such other counsel; or

(b)
the named parties to any such claim, action, suit or proceeding (including, without limitation, any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

8.5
Subject to Section 8.4, it is understood and agreed that the Indemnifying Party will not, in connection with any claim, action, suit or proceeding referred to in Section 8.4 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm will be designated in writing by the Indemnified Party (on behalf of itself and its directors, trustees, officers, employees and agents).

8.6
Notwithstanding anything herein contained, no Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

ARTICLE 9
NOTICE

9.1
Notice. Any notice or other communication required or permitted to be given hereunder will be in writing and will be personally delivered or sent by electronic or facsimile transmission as set forth below, or to such other address, facsimile number or Person as may be designated by notice.

(a)	In the case of Lorus:

Lorus Therapeutics Inc.
2 Meridian Road
Toronto, ON M9W 4Z7

Attention: Chief Executive Officer
Fax.: (416) 798-2200

With a copy to:

McCarthy Tétrault LLP
Suite 5300
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, ON  M5K 1E6

Attention: Vanessa Grant
Fax: (416) 868-0673

(b)	In the case of the Standby Purchaser:

Herbert Abramson
22 St. Clair Avenue East, 18th Floor
Toronto, ON M4T 2S3
Fax : (416) 867-9771

With a copy to:

Lang Michener LLP
Suite 2500, Brookfield Place
181 Bay Street
Toronto, ON M5J 2T7

Attention: Paul Collins
Fax: (416) 365-1719

9.2
Receipt of Notice. Notice will be deemed to be given on the day of actual delivery or the day of electronic or facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 10
GENERAL

10.1
Expenses. Lorus will be responsible for all expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, printing costs, translation fees, filing fees and all reasonable fees and disbursements of legal counsel to the Standby Purchaser and reasonable out-of-pocket expenses incurred by the Standby Purchaser.

10.2
Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

10.3	Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

10.4	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.5
Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein will not be construed as a waiver or relinquishment of such covenant or right. No waiver by either party hereto of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

10.6
Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

10.7
Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile or other electronic transmission, each of which when so executed will be deemed to be an original and such counterparts and facsimiles or other electronic transmissions together will constitute one and the same instrument and notwithstanding their date of execution they will be deemed to be dated as of the date hereof. This Agreement will be deemed to have been entered into and to have become effective at the location at which the Standby Purchaser will have signed an original, counterpart or facsimile version thereof, without regard to the place at which Lorus will have signed same.

10.8	Time. Time will be of the essence of this Agreement.

10.9
Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

10.10
Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

LORUS THERAPEUTICS INC.

By:	(signed) “Aiping Young”
Name:	Aiping Young
Title:	President and Chief Executive Officer

(signed) “Herbert Abramson”
Name:	Herbert Abramson